Filed Pursuant to Rule 433
Registration Statement No. 333-259205

The Index provides exposure to either Small‐Cap U.S. equities or cash (the Federal Funds    rate). This allocation determination is based on monthly observations of a pre‐defined    Tactical Trigger: the 100 daily moving average (100 DMA) of the iShares Russell 2000 ETF    (Bloomberg: IWM US Equity; the ETF). The Index obtains exposure to Small‐Cap U.S.    equities by tracking the performance of the futures contract.    On the specified monthly determination date, if the ETF is at or above its 100 DMA (a    bullish trend), the Index will allocate to equity via the E‐mini Russell 2000 futures contract    plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate    if the ETF is below its relevant 100 DMA (a bearish trend).    Index Objectives:    The RBC Small Cap US Tactical Equity Total    Return Index is designed to meet or exceed riskadjusted    returns relative to the benchmark by    optimizing asset allocation between Small‐Cap    U.S. equities and cash. This dynamic asset    allocation is implemented by observing bullish or    bearish trends in Small‐Cap U.S. equities, on a    monthly basis, to determine the exposure until    the next monthly observation.    Index Ticker Symbols:    Bloomberg: RBCESTUT Index    Thomson Reuters: .RBCESTUT    Index Launch Date:    February 18, 2019    Index Base Date:    October 31, 2007    Asset Class:    Equity    Fixed Income (Cash)    Allocations:    E‐mini Russell 2000 Futures contract    Federal Funds Rate    Last Allocation Date:    Benchmark:    Russell 2000 Total Return Index    Bloomberg: RU20INTR Index    Thomson Reuters: .RUTTR    Liquidity:    The Index tracks equity futures and cash. The    tracked futures contract averages significantly in    excess of $1bn in daily trading volume.    Availability:    Investors cannot invest directly in the Index.    The Index can be used as an underlying for    various investment vehicles to provide exposure    to investors.    RBC Small Cap US Tactical Equity Total Return Index    Performance Factsheet    Performance1, 2 – Total Return (USD)    Index Description    Page 1 of 4Performance1, 2 – Total Return (USD) 20    60    100    140    180    220    260    300    340    380 Index    Benchmark Oct 07 Jun 09 Jan 11 Aug 12 Apr 14 Nov 15 Jun 17 Jan 19 Aug 20 Apr 22 Return (%) 2 Return p.a. (%) YoY Return (%)    Index (USD) 1M 3M YTD 1Y 3Y 5Y Base ’17 ’18 ’19 ’20 ’21    Index (I) 0.0 0.0 0.1 ‐11.5 ‐6.7 ‐1.2 5.1 11.7 0.6 ‐1.3 ‐15.6 1.4    Benchmark (B) ‐9.9 ‐7.8 ‐16.7 ‐16.9 6.7 7.2 7.2 14.6 ‐11.0 25.5 20.0 14.8    Variation (I) ‐ (B) 9.9 7.9 16.7 5.4 ‐13.4 ‐8.5 ‐2.2 ‐3.0 11.6 ‐26.8 ‐35.6 ‐13.4 Volatility p.a. (%) 3 Sharpe Ratio4 12 Month    Return    Worst    Drawdown Beta    Index (USD) 1Y 5Y Base 1Y 5Y Base Best Worst (%) DUW5 1Y 5Y    Index (I) 13.1 19.3 17.6 ‐0.92 ‐0.02 0.34 70.8 ‐43.3 ‐46.9 44 0.33 0.57    Benchmark (B) 22.4 25.5 26.3 ‐0.71 0.37 0.39 131.6 ‐48.0 ‐57.7 38 1.00 1.00    Variation (I) ‐ (B) ‐9.3 ‐6.2 ‐8.7 ‐0.21 ‐0.39 ‐0.05 ‐60.7 4.8 10.8 6 ‐ ‐ 1 Daily data from October 31, 2007 to April 30, 2022. Index re‐based to 100 on October 31, 2007. Please    see the final page for important information about the presentation of the performance information    set forth in this document    2 Source: Solactive AG, Bloomberg, RBC Capital Markets    3 Based on daily returns, annualized with a 252‐day factor    4 Based on the average of daily excess returns against Fed Funds, annualized with a 252‐day factor    5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to    their respective previous highest level after a market decline Page 1 of 4

 April 30, 2022 Allocation History1 (over last 12 months) April 11, 2022 April 13, 2022 0% 100% TBD** TBD** March 14, 2022 March 16, 2022 0% 100% 0.0% ‐0.2% February 14, 2022 February 16, 2022 0% 100% 0.0% ‐2.2% January 14, 2022 January 19, 2022 0% 100% 0.0% 0.9% December 13, 2021 December 15, 2021 0% 100% 0.0% ‐6.0% November 15, 2021 November 17, 2021 100% 0% ‐7.4% ‐7.5% October 11, 2021 October 13, 2021 0% 100% 0.0% 6.1% September 13, 2021 September 15, 2021 0% 100% 0.0% 0.4% August 16, 2021 August 18, 2021 0% 100% 0.0% 3.6% July 12, 2021 July 14, 2021 100% 0% ‐2.0% ‐1.9% June 14, 2021 June 16, 2021 100% 0% ‐4.8% ‐4.8% May 17, 2021 May 19, 2021 100% 0% 5.6% 5.6% 1 Determination Date was two business days prior to Allocation Date * Performances between current and next Allocation Date; ** To be determined on the next Allocation Date (May 18, 2022) Allocation Snapshot (as of April 30, 2022) $255 $75 $95 $115 $135 $155 $175 $195 $215 $235 Current Allocation 100% Fixed Income (as of April 13, 2022) 100 DMA iShares Russell 2000 ETF (IWM) Apr 18 Oct 18 Apr 19 Oct 19 Apr 20 Oct 20 Apr 21 Oct 21 Apr 22   Characteristics Snapshot Page 2 of 4 As of Last Determination Date (April 11, 2022)  Small‐Cap U.S. (IWM) 196.54 6.2% BELOW 100 DMA As of Month End (April 30, 2022)  Small‐Cap U.S. (IWM) 184.95 ‐10.0% Date Last Next Determination April 11, 2022 May 16, 2022 Allocation April 13, 2022 May 18, 2022 Monthly Returns (%, as of April 30, 2022) Index  2022 0.0% 0.0% 0.0% 0.0% 0.1% 2021 4.7% 6.3% 1.2% 1.8% 0.3% 1.9% ‐3.7% ‐3.0% 0.0% 0.0% ‐7.4% 0.0% 1.4% 2020 ‐3.2% ‐8.5% ‐31.5% 0.0% 0.0% 0.9% 2.8% 5.7% ‐3.4% 2.2% 18.4% 8.6% ‐15.6% 2019 0.2% 2.3% ‐2.1% 3.5% ‐7.8% 6.3% 1.8% ‐6.7% ‐2.8% 0.1% 2.1% 2.7% ‐1.3% 2018 2.7% ‐3.4% ‐3.5% 1.0% 6.0% 0.7% 1.7% 4.2% ‐2.4% ‐6.1% 0.2% 0.2% 0.6% 2017 0.2% 1.9% 0.1% ‐1.3% 1.2% 3.4% 0.8% ‐2.9% 4.8% 0.8% 2.9% ‐0.7% 11.7% 2016 0.0% 0.0% 0.0% 0.0% 2.3% 0.0% 6.1% 1.8% 1.2% ‐4.7% 11.2% 2.7% 21.9% Benchmark  2022 ‐9.6% 1.1% 1.2% ‐9.9% ‐16.7% 2021 5.0% 6.2% 1.0% 2.1% 0.2% 1.9% ‐3.6% 2.2% ‐2.9% 4.3% ‐4.2% 2.2% 14.8% 2020 ‐3.2% ‐8.4% ‐21.7% 13.7% 6.5% 3.5% 2.8% 5.6% ‐3.3% 2.1% 18.4% 8.7% 20.0% 2019 11.2% 5.2% ‐2.1% 3.4% ‐7.8% 7.1% 0.6% ‐4.9% 2.1% 2.6% 4.1% 2.9% 25.5% 2018 2.6% ‐3.9% 1.3% 0.9% 6.1% 0.7% 1.7% 4.3% ‐2.4% ‐10.9% 1.6% ‐11.9% ‐11.0% 2017 0.4% 1.9% 0.1% 1.1% ‐2.0% 3.5% 0.7% ‐1.3% 6.2% 0.9% 2.9% ‐0.4% 14.6% 2016 ‐8.8% 0.0% 8.0% 1.6% 2.3% ‐0.1% 6.0% 1.8% 1.1% ‐4.8% 11.2% 2.8% 21.3% Page 2 of 4

Page 3 of 4 Summary of Index Methodology: RBC Small Cap US Tactical Equity Total Return Index 100‐day Moving Average iShares Russell 2000 ETF (IWM) Tactical Trigger – Determined 2 Trading Days Before Allocation Monthly Allocation – Is Tactical Trigger Bullish or Bearish? E‐mini Russell 2000 Future + Federal Funds Rate Federal Funds Rate OR Bullish Tactical Trigger iShares Russell 2000 ETF Spot above the Tactical Trigger Bearish Tactical Trigger iShares Russell 2000 ETF Spot below the Tactical Trigger Page 3 of 4

April 30, 2022 This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department. This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. 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RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada ‐ Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling tollfree at 1‐877‐688‐2301. ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved. Important Information About the Historical Performance of the Index The Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back‐tested information. The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, not all of the futures contracts and ETFs upon which the Index is based existed during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back‐tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index. For the full Index methodology, please visit the following link: www.solactive.com Page 4 of 4